SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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AETNA INC.

(Name of Registrant as Specified In Its Charter)

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Aetna Inc. 151 Farmington Avenue Hartford, Connecticut 06156 John W. Rowe, M.D. Chairman, President and Chief Executive Officer

April 11, 2002

Dear Fellow Shareholder:

I am writing to inform you that a group that collectively holds 0.01% of our outstanding shares intends to nominate a dissident director for election at this year’s Annual Meeting. The group is likely to solicit your vote against Aetna’s highly qualified, experienced Director nominees and in favor of its dissident nominee, who has no relevant experience.

We believe your Board’s nominees are eminently more qualified than the dissident nominee and that, if elected, the dissident nominee would cause significant distraction from pursuit of the Company’s carefully designed strategic plan to create shareholder value. Your Board urges you to carefully review the Company’s proxy statement and to support the Company’s Director nominees by signing, dating and mailing the enclosed WHITE Aetna proxy card as soon as possible. Your vote at this year’s meeting is important.

AETNA IS MAKING THE RIGHT STRATEGIC AND FINANCIAL DECISIONS

DESIGNED TO CREATE SHAREHOLDER VALUE

The strategy developed by your new management team and supported by your Board, which is intended to focus on different customer segments, improve profitability and reduce risk, is designed to allow Aetna to more effectively identify profitable customers and serve members’ needs, while simultaneously offering better service.

We are working toward improving our margins and operating results, reducing risk and exposure, creating a distinctive platform and competitive advantages, and eliminating activities that are strategically or financially inconsistent with our new direction. We took significant steps to initiate our turnaround in 2001, we believe our turnaround is on track, and we expect this to be evident in our 2002 financial results. During 2001, we:

•	Maintained strong liquidity and restructured our balance sheet, replacing short-term debt with long-term debt and replacing an expiring bank line;

•	Improved our pricing and restructured our membership, a task that included eliminating certain unprofitable products, programs and markets; and

•	Worked toward improving significantly our relationships with physicians, other providers and customers.

AETNA HAS A STRONG NEW MANAGEMENT TEAM

THAT IS DELIVERING RESULTS

Contrary to what the dissident group would have you believe, Aetna’s Board has assembled an exceptionally strong, experienced and focused team of senior executives to lead the Company through its turnaround. I believe the Board selected me because of my long involvement and leadership in the health care field. When I arrived at Aetna, two of my first objectives were to establish a strong new leadership team and to set a new strategic direction for Aetna. I believe we have accomplished both of those objectives.

Among the additions to Aetna’s senior management team since I arrived are:

•	Ronald A. Williams, Executive Vice President and Chief of Health Operations, who joined Aetna in March 2001 from WellPoint, where he had been Group President of the Large Group Division and President of its Blue Cross of California subsidiary.

•	David B. Kelso, Executive Vice President, Strategy and Finance, who joined Aetna in September 2001 from Chubb Corporation, a large worldwide property and casualty insurer, where he was Executive Vice President and Chief Financial Officer.

•	William C. Popik, M.D., a Senior Vice President and our Chief Medical Officer, who joined Aetna in March 2001 from CIGNA HealthCare, where he had been Senior Vice President and National Medical Director.

•	Wei-Tih Cheng, Ph.D., a Senior Vice President and our Chief Information Officer, who joined Aetna in April 2001 from Memorial Sloan-Kettering Cancer Center where, as Vice President for Information Systems, he led the development and implementation of the Center’s strategic plans for information technology.

Indeed, under this management team, since the sale of Aetna’s financial services and international businesses to ING in late 2000 and the establishment of our Company as a new public company, Aetna’s stock has outperformed the S&P 500 Index.

AETNA BELIEVES ITS EXPERIENCED DIRECTOR NOMINEES

ARE EMINENTLY MORE QUALIFIED THAN THE DISSIDENT NOMINEE

Aetna’s Director nominees are highly qualified, outside individuals:

•	Joseph P. Newhouse is the John D. MacArthur Professor of Health Policy and Management at Harvard University, where he also serves as a Director of the Division of Health Policy Research and Education, a Director of the Interfaculty Initiative on Health Policy, Chair of the Committee on Higher Degrees in Health Policy and a member of the faculties of the John F. Kennedy School of Government, the Harvard Medical School, the Harvard School of Public Health and the Faculty of Arts and Sciences. Dr. Newhouse has been involved in the health care field for over 34 years.

•	Ellen M. Hancock is the former Chairman of the Board and Chief Executive Officer of Exodus Communications and was formerly a senior executive at IBM, National Semiconductor and Apple Computer. With more than 35 years of experience in the technology field, Mrs. Hancock brings important perspectives to Aetna’s Board, and in particular, provides valuable insights into the Company’s critical technology initiatives. She is currently also a Director of Colgate-Palmolive. Mrs. Hancock has been involved in the health care field for over 7 years.

•	Judith Rodin is President of the University of Pennsylvania, where she also holds positions on the faculty as Professor of Psychology in the School of Arts and Sciences, as Professor of Medicine and Psychiatry in the School of Medicine, and as Chair of the Fox Leadership Program. All of her research has been in the field of health and behavior, both at the University of Pennsylvania and at Yale University. Dr. Rodin is currently also a Director of AMR Corporation and its subsidiary, American Airlines, Inc., Electronic Data Systems Corporation, and numerous mutual funds managed by The BlackRock Funds. Dr. Rodin has been involved in the health care field for over 30 years.

In comparison, the dissident nominee, Lawrence G. Schafran, the head of a small private investment firm, is unqualified and lacks relevant experience. He is sponsored by Herbert Denton, president of Providence Capital, Inc., a New York City-based firm whose affiliates have bought and sold small amounts of Aetna shares over the past several years and owned 1,000 shares as of the record date for the Annual Meeting.

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AETNA’S CORPORATE GOVERNANCE PROVIDES CHECKS AND BALANCES TO

PROTECT SHAREHOLDER INTERESTS

Your Board believes that Aetna has prudent corporate governance practices.

•	Your Board is overwhelmingly composed of outside Directors (10 outside Directors and only one inside Director). We follow “best practices” of having only outside Directors on the Nominating and Corporate Governance Committee and on each of the Compensation and Audit Committees.

•	Your Board is active and informed. We take our responsibility to you very seriously.

•	The Company’s classified Board includes a novel, shareholder-friendly “sunset” provision under which it expires in 2004 and all Directors will once again be elected annually.

•	Members of your Board have met with members of the dissident group, and your Board believes that it understands the dissidents’ point of view, but does not agree with it.

We do not believe that the dissident group has demonstrated any particular corporate governance expertise or that it has any unique insight into our industry, our Company or the steps that need to be taken to achieve our objective of maximizing shareholder value and serving our members’ needs. In fact, as is stated in its proxy statement and in correspondence from Providence to us, Providence’s proxy contest is not about the Company or its business plans, but is only about trying to coerce us to redeem our shareholders rights plan — a move that your Board, after careful consideration, did not believe was in the best interests of Aetna and its shareholders. I would note that Mr. Denton has served as a director of a number of companies that maintained rights plans during his tenure. Moreover, as provided in our rights plan, at least once every three years a committee of the Board comprised of non-management directors will consider whether the continuation of the plan remains in the best interests of the Company, its shareholders and other relevant constituencies, and report its conclusions to the full Board.

To our knowledge Providence (which has proposed this single-issue agenda at a number of companies this year) has not offered any suggestions of substance concerning the operation of Aetna’s business, strategies to improve profitability or member service or any similar matters. Instead, without regard to any of the complexities facing the new Aetna, Providence is focused on a simplistic attack on a single corporate governance tool that a wide range of leading companies have in place to protect shareholders in the event of an unfair or coercive takeover attempt.

The Board believes Aetna’s governance practices are aligned with shareholder interests, particularly in light of the need for the Company to focus on the turnaround of its business.

Our Annual Meeting will be held on Friday, April 26, 2002, at 9:30 a.m. at our Company Headquarters in Hartford, Connecticut. Your vote is important. I urge you to sign, date and return the WHITE proxy card as soon as you receive it. Do not sign, date or return any GREEN proxy card you receive. If you have any questions or need assistance voting your shares, please contact Georgeson Shareholder Communications Inc. toll free at 1-866-800-0501.

Sincerely,

John W. Rowe, M.D.

Chairman, President and Chief Executive Officer

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IMPORTANT — VOTING INSTRUCTIONS

•	The Board of Directors urges you to DISCARD any GREEN proxy card Providence Capital sends to you. To vote FOR all of Aetna’s nominees you MUST execute a WHITE proxy card.

•	If you voted a GREEN proxy card but wish to support Aetna’s nominees, please sign, date and mail the WHITE proxy card in the postage-paid envelope provided as soon as possible.

•	Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.

•	If any of your shares are held in the name of a bank, broker or other nominee, please sign, date and mail the enclosed WHITE proxy card or contact the party responsible for your account and direct them to vote your shares for Aetna’s nominees on the WHITE proxy card. Your bank, broker or nominee cannot vote shares held on your behalf unless you provide voting instructions.

•	For assistance in voting your shares, or for further information, please contact our Proxy Solicitor, Georgeson Shareholder Communications Inc. at (866) 800-0501.

Additional Information; Cautionary Statement: Aetna’s 2002 Proxy Statement was filed with the Securities and Exchange Commission on March 18, 2002 and mailed to Aetna’s shareholders on or about March 20, 2002. Aetna filed additional participant information with the SEC on April 4, 2002. Aetna’s shareholders should read these materials, and all additional materials that Aetna files with the SEC, because they contain important information relating to the 2002 Annual Meeting. In addition, this letter contains forward-looking statements, including those regarding Aetna’s performance and the status of its turnaround. These represent management’s best view of these matters, although important risk factors, including unanticipated increases in medical costs, could cause actual future results to differ materially from those currently estimated by management. For more discussion of important factors that could materially affect Aetna, please see the risk factors discussed on pages 36-41 of our 2001 Annual Report, Financial Report included in the booklet that contains our 2002 Proxy Statement.

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